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                                                            OMB APPROVAL
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                       UNITED STATES               OMB Number:  3235-0167
            SECURITIES AND EXCHANGE COMMISSION     Expires:  October 31, 2004
                  WASHINGTON, D.C. 20549           Estimated average burden
                                                   hours per response.....  1.50
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                           FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number         333-08456
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                                  FLAG LIMITED
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             (Exact name of registrant as specified in its charter)

             Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           8 1/4% Senior Notes Due 2008
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            (Title of each class of securities covered by this Form)

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  / /         Rule 12h-3(b)(1)(i)  / /
             Rule 12g-4(a)(1)(ii) / /         Rule 12h-3(b)(1)(ii) / /
             Rule 12g-4(a)(2)(i)  / /         Rule 12h-3(b)(2)(i)  / /
             Rule 12g-4(a)(2)(ii) / /         Rule 12h-3(b)(2)(ii) / /
                                              Rule 15d-6            X

        Approximate number of holders of record as of the certificate or notice date:  Nil
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         Pursuant to the requirements of the Securities Exchange Act of 1934
(Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   April 2, 2003                      By:  /s/ KEES VAN OPHEM
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                                                Kees van Ophem, General Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Registrations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED SEC 2069 (01-02) IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                  DISPLAYS A CURRENTLY  VALID OMB CONTROL NUMBER.